Exhibit 23.2
Consent of Independent Registered Public Accounting Firm
The Plan Committee
Liberty Global 401(k) Savings Plan — Puerto Rico:
We consent to the incorporation by reference in the registration statements (No. 333-125930, and No. 333-128036) on Form S-8 of Liberty Global 401(k) Savings Plan – Puerto Rico (formerly known as the Liberty Media 401(k) Savings Plan – Puerto Rico) of our report dated June 6, 2005, with respect to the statement of net assets available for plan benefits of the Liberty Global 401(k) Savings Plan – Puerto Rico as of December 31, 2004, which report appears in the December 31, 2005 Annual Report on Form 11-K of the Liberty Global 401(k) Savings Plan – Puerto Rico.

/s/ KPMG LLP

Denver, Colorado
June 26, 2006